Exhibit 99.1

                                   NEWS FROM:
                             ESKIMO PIE CORPORATION

901 Moorefield Park Drive                       Contact:  William T. Berry, Jr.
Richmond, Virginia  23236                       Telephone:  (804)-560-8490

                      FOR IMMEDIATE RELEASE: June 30, 1999

             ESKIMO PIE CORPORATION RECEIVES NOTICE FROM YOGEN FRUZ


        Richmond, Virginia (NASDAQ NNM: EPIE) - Eskimo Pie Corporation stated today that it has received notice from Yogen Fruz World-Wide Incorporated indicating that Yogen Fruz intends to present certain shareholder proposals at Eskimo Pie's Annual Meeting of Shareholders scheduled for September 8, 1999. David B. Kewer, the Company's President and Chief Executive Officer, said the items referenced in the Yogen Fruz notice included a slate of nominees for Eskimo Pie's Board of Directors, consisting of seven persons presently affiliated with or relatives of persons affiliated with Yogen Fruz, as well as two other shareholder proposals. The other shareholder proposals, Kewer said, would amend Eskimo Pie's by-laws to permit shareholders to call a special meeting of shareholders and to amend or remove the Company's Shareholder Rights Plan. Eskimo Pie will consider all proposals presented that promote the best interests of the Company and its shareholders. The Company intends, however, to oppose Yogen Fruz's attempt to acquire control of Eskimo Pie Corporation through a proxy contest.

        Eskimo Pie Corporation, headquartered in Richmond, Virginia, created the frozen novelty industry in 1921 with the invention of the Eskimo Pie ice cream bar. Today, the Company markets a broad range of frozen novelties, ice cream and sorbet products under the Eskimo Pie, Real Fruit, Welch's, Weight Watchers Smart Ones, SnackWell's and OREO brand names. These nationally branded products are generally manufactured by a select group of licensed dairies who purchase the necessary flavors ingredients and packaging directly from the Company. Eskimo Pie Corporation also manufactures soft serve yogurt and premium ice cream products for sale to the commercial foodservice industry. The Company also sells a full line of quality flavors and ingredients for use in private label dairy products in addition to the brands it licenses.